Exhibit 99.1

CONTACT:
B. Grant Yarber
President and Chief Executive Officer
Phone: (919) 645-3494
Email: gyarber@capitalbank-nc.com

FOR IMMEDIATE RELEASE

Capital Bank Announces Plans for Private Placement

RALEIGH, N.C., December 14, 2009 – Capital Bank Corporation (Nasdaq: CBKN), the parent company of Capital Bank, today announced that it has entered into a letter of intent (the “Letter of Intent”) with Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (collectively, “Patriot”) pursuant to which the Company agreed to sell to Patriot shares of common stock in a separate private placement (the “Patriot Offering”) at the public offering price per share to be established in the Company’s previously announced public offering (the “Public Offering”) described in the Company’s registration statement on Form S-1, as amended (File No. 333-162637) up to a maximum price of $3.75 per share. The shares of Company common stock to be purchased by Patriot in the Patriot Offering will be 9.9% of the Company’s outstanding common stock following completion of the Company’s Public Offering.

Sandler O’Neill & Partners, L.P. is acting as the lead placement agent for the Patriot Offering and Howe Barnes Hoefer & Arnett, Inc. is acting as the co-placement agent.

Patriot has performed due diligence, and the letter of intent with Patriot is subject to the execution and delivery of mutually acceptable definitive agreements, including a stock purchase agreement, a registration rights agreement, and a management rights agreement. The closing of the Patriot Offering is also contingent upon the closing of the Public Offering on or before February 1, 2010, which when combined with the Patriot Offering will result in aggregate gross proceeds to the Company of not less than $55 million. Upon the closing of the Patriot Offering, Patriot will be entitled to appoint one director to the Company’s board of directors as long as Patriot holds at least 4.9% of the Company’s outstanding shares of common stock and subject to certain other conditions. The Company also intends to grant Patriot registration rights and preemptive rights with respect to future offerings of our common stock to purchase its pro rata share for a period of 36 months, provided that Patriot continues to retain ownership of all shares purchased by it in the Patriot Offering during that time period.

The Company has filed a registration statement (including a prospectus) with the SEC for the Public Offering but the registration statement has not yet become effective. Before investing, prospective investors should read the prospectus in the registration statement and other documents that the Company files with the SEC for more complete information about the Company and the offering. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, copies of the prospectus relating to the offering may be obtained from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, (800) 635-6859 or Howe Barnes Hoefer & Arnett, 222 South Riverside Plaza, 7th Floor, Chicago, IL 60606, (800) 800-4693.

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Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.7 billion in total assets, offers a broad range of financial services. Capital Bank operates 32 banking offices in Asheville (4), Burlington (3), Cary (2), Clayton, Fayetteville (4), Graham, Hickory, Holly Springs, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, Wake Forest and Zebulon. The Company’s website is http://www.capitalbank-nc.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer to buy the securities can be accepted and no part of the purchase price can be received until the registration statement has become effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date. Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to meet the closing conditions necessary to consummate the Patriot Offering, our actual results for the fourth quarter of 2009, the management of Capital Bank Corporation’s growth, the risks associated with Capital Bank’s loan portfolio, competition within the industry, dependence on key personnel, government regulation and the risks associated with possible or completed acquisitions. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Registration Statement on Form S-1, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

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